UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 21, 2010

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-15491 (Commission File Number)	57-0923789 (IRS Employer Identification No.)

2835 Kemet Way Simpsonville, SC (Address of principal executive offices)	29681 (Zip Code)

(864) 963-6300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 21, 2010, the Compensation Committee of the Board of Directors of KEMET Corporation (the “Company”) adopted the KEMET Executive Secured Benefit Plan (the “Plan”).  The Plan, which becomes effective January 1, 2011, is an after-tax non-qualified benefit plan for select highly-compensated employees of the Company.  The Plan supplements the Company’s two existing deferred compensation plans — the Deferred Compensation Plan for Key Managers and the 401(k) retirement savings plan.

The Plan allows participants to make contributions which will be placed in an institutional life insurance policy that is owned by the participant with investment options in a variety of mutual funds.  Each participant may elect to make contributions to the Plan in an amount not to exceed 50% of his or her base salary plus 100% of his or her incentive compensation; provided, however, the participant’s contribution shall be in an amount not less than $5,000 with respect to any Plan year.  The Company will match an amount equal to 100% of the first six percent of compensation that a participant elects to contribute or defer under any combination of the Plan and the Company’s two deferred compensation plans.  The participant’s contributions to the Plan are made on an after-tax basis and any Company matching contributions are taxable income to the participant for the year in which such contributions are made on behalf of the participant.  Each participant is responsible for all federal, state and local taxes on such contributions.  In addition, all policy premiums and fees shall be paid by the participant.

Under the Plan, participants may withdraw up to 100% of their basis in the life insurance policy, subject to minor fees. Upon death, the estate of the participant will receive a death benefit equal to the amount of the original life insurance policy, minus any distributions.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 28, 2010

KEMET CORPORATION

By:	/s/ R. James Assaf
R. James Assaf
Vice President, General Counsel & Secretary